Exhibit 99.1

CONNETICS ANNOUNCES FIRST QUARTER RESULTS
WITH PRODUCT SALES UP 79 PERCENT

PALO ALTO, Calif. (April 26, 2005) – Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today net income for the first quarter ended March 31, 2005 of $1.0 million, or $0.03 per diluted share. This compares with net income of $1.9 million, or $0.05 per diluted share, for the first quarter of 2004.

Total revenues for the first quarter of 2005 were $42.4 million, compared with total revenues of $25.0 million for the comparable period in 2004. Total product sales for the first quarter of 2005 increased 79% to $42.2 million, compared with $23.6 million for the comparable period in 2004, reflecting growth in sales of OLUX® and Luxíq®, a full quarter of sales of Soriatane®, which was acquired in March 2004, and our first full quarter of sales of Evoclin™, which was introduced in December 2004.

First quarter 2005 sales of OLUX and Luxíq were $21.4 million, representing an increase of 8% over the same period in 2004. Soriatane sales were $17.6 million during the quarter and Evoclin sales were $3.1 million. Royalty and contract revenues for the first quarter of 2005 were $181,000 lower as compared with $1.4 million in the first quarter of 2004, primarily as a result of the final royalty payment from S.C. Johnson in the first quarter of 2004.

Selling, general and administrative expenses for the first quarter of 2005 increased to $27.6 million from $15.1 million in the same period last year, reflecting a more than doubling of the sales force, non-dermatology promotional activities provided by UCB Pharma, Inc. as well as marketing and promotional activities related to the launch of Evoclin. Research and development expenses were $5.8 million during the quarter, compared with $4.3 million during the same period last year, due to increased clinical activities related to the ongoing Desilux™ VersaFoam-EF™ trials and the initiation of trials for Primolux™ VersaFoam-EF.

The Company had cash and investments, including restricted cash, as of March 31, 2005 of $237.8 million, including $159.0 million in net proceeds from the private placement of convertible senior notes late in the first quarter.

“I am very pleased to report on a busy first quarter that included sales from our newly launched Evoclin product and the successful completion of a $200 million convertible financing,” said Thomas G. Wiggans, Chief Executive Officer of Connetics. “We expect further revenue gains from our expanded sales force and new contract sales agreement with Ventiv for three of our products. Additionally, we have a number of near-term regulatory and clinical milestones as outlined during our Analyst and Investor Day event held on April 14, 2005.”

Significant activities in the first quarter of 2005 and subsequent weeks included:

•	Signing an agreement with Ventiv Commercial Services Group (VCS), a division of Ventiv Health, Inc., to deploy a sales force dedicated to provide sales support for OLUX, Luxíq and Evoclin to primary care physicians and pediatricians through 2006. Product promotional activities under the agreement commenced on April 18, 2005.

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•	Commencing the Phase III clinical program for Primolux VersaFoam-EF (formerly referred to as OLUX-EF), a super high-potency topical steroid, formulated with 0.05% clobetasol propionate in the Company’s proprietary emulsion foam delivery vehicle. The clinical program will consist of two Phase III trials focusing on atopic dermatitis and psoriasis both of which are actively enrolling.

•	Raising $200 million in an offering of convertible senior unsecured notes. Connetics used $35 million of the net proceeds from the offering to complete an open market purchase of the Company’s common stock.

•	Presenting 11 posters at the American Academy of Dermatology’s 63rd annual meeting.

Financial Guidance
For the second quarter of 2005, Connetics projects total revenue of $45 million to $47 million. Second quarter combined SG&A and R&D expenses are projected to be in the range of $34 million to $36 million. Earnings per diluted share for the second quarter of 2005 are projected to be $0.06 to $0.08.

Reiterating 2005 financial guidance as updated on April 14, 2005, the Company anticipates total revenues to be in the range of $195 million to $206 million and combined SG&A and R&D expenses to be in the range of $121 million to $128 million. Earnings per diluted share for 2005 are expected to be $0.88 to $0.92. 2005 guidance assumes the launch of Velac in the third quarter.

In determining the Company’s financial guidance, Connetics’ management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data of the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account conversion of the Company’s convertible senior notes, the effect of expensing stock options or the potential impact of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.

Conference Call
On the conference call, Connetics management will review key updates on areas including quarterly product performance, commercialization activities, the Ventiv co-promotion partnership, product pipeline, and financial highlights. In addition, management will provide an update on the regulatory status of Velac. Connetics will host a conference call to discuss first quarter financial results beginning at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. To listen to the conference call live via the Internet, go to the investor relations section of www.connetics.com. A telephone replay will be available for 48 hours beginning today at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. The Conference ID# is 5419652. The internet replay of the call will be available for 30 days at www.connetics.com.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05% a low-potency topical steroid formulated to treat atopic dermatitis, and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulated to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. Connetics’ proprietary formulations have earned wide acceptance by both physicians and patients due to their clinical

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effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and sales and marketing success of, and regulatory and clinical milestones associated with, Connetics’ products or product candidates are also forward-looking statements. These forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-F)

Tables Follow

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CONNETICS CORPORATION

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Product	$42,190	$23,566
Royalty and contract	181	1,416

Total revenues	42,371	24,982

Operating costs and expenses:
Cost of product revenues	3,766	1,568
Research and development	5,763	4,286
Selling, general and administrative	27,601	15,072
Depreciation and amortization	3,742	1,648

Total operating costs and expenses	40,872	22,574

Income from operations	1,499	2,408

Interest and other income (expense), net	(353)	(292)
Provision for income taxes	(105)	(243)

Net income	$1,041	$1,873

Net income per share:
Basic	$0.03	$0.06

Diluted	$0.03	$0.05

Shares used to calculate net income per share:
Basic	35,699	33,587

Diluted	38,014	35,887

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CONNETICS CORPORATION

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets
Assets:
Cash, cash equivalents and short-term investments	$233,705	$72,383
Restricted cash	4,109	3,963
Accounts receivable and other current assets	26,847	25,099
Other intangible assets, net	118,988	122,388
Property and equipment, net	12,813	11,830
Other long-term assets	17,879	10,065

Total assets	$414,341	$245,728

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$28,438	$27,388
Other liabilities	290,446	90,420
Stockholders’ equity	95,457	127,920

Total liabilities and stockholders’ equity	$414,341	$245,728

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Connetics Corporation
3160 Porter Drive
Palo Alto, CA 94304